EXHIBIT  99.1


     99 CENTS ONLY STORES(R) REPORTS EARNINGS PER SHARE OF $0.04 FOR THE SECOND QUARTER ENDED JUNE 30, 2004.

     CITY OF COMMERCE, CA -- July 20, 2004 - 99 Cents Only Stores(R) (NYSE:NDN) reports net income of $2.6 million for the quarter ended June 30, 2004 compared to $14.8 million for the second quarter of 2003. Earnings per share were $0.04 for the second quarter of 2004, compared to earnings per share of $0.21 for the second quarter of 2003.
     Second quarter retail sales for 99 Cents Only Stores were $226.9 million, up 16.3% from sales of $195.1 million for 2003. Sales increases in the grocery related categories accounted for approximately 55% of the retail sales dollar growth. Second quarter 2004 total sales were $237.3 million up 14.6% over second quarter 2003.
     Same-store-sales for the second quarter of 2004 were down 2.5%, impacting retail sales by 2.0%. Same-store-sales for the second quarter of 2003 were a record 9.8%. A shorter Easter selling season in the second quarter of 2004 versus 2003 contributed to same-store-sales being more negatively impacted during the first half of the quarter. In contrast, same-store-sales were slightly positive in June 2004.
     Gross margin for the second quarter of 2004 was 36.2% versus 40.0% for the second quarter of 2003. Retail gross margin for the quarter was 36.9% versus 41.2% in 2003. The Company made an additional inventory shrinkage provision during the quarter, accounting for approximately 350 basis points. The remaining gross margin reduction was primarily from the overall growth of the grocery related categories in the sales mix.
     Operating expenses were 34.3% of sales in the quarter versus 28.9% last year. The major contributing factor to this increase, 170 basis points, is from an additional California workers'compensation accrual. The Company believes recent pro-employer reforms to California's workers' compensation codes unfortunately prompted employees with 2003 medical and indemnity claims to litigate, which resulted in the escalation of costs of their claims.
     Other cost increases include 60 basis points from depreciation; 85 basis points labor and benefit costs, 75 basis points for additional professional services and legal costs; 30 basis points for transportation to stores, 90 basis points from rent and 20 basis points for advertising in new markets.
     Total sales for the six months ended June 30, 2004 were $467.3 million, up 15.8% over last year. Total retail sales for the first six months of 2004 were $445.7 million, up 17.4% over 2003. Same-store- sales for the six months ending June 30, 2004 were down 1.2%, versus an increase of 7.4% for 2003.
     Retail gross margin was 38.9% for the first six months, versus 41.5% for 2003. Total gross margin for the first six months was 38.0% versus 40.2% for 2003. The difference is primarily due to sales growth in the grocery categories and the additional shrinkage provision mentioned above.
     Operating expenses for the first six months of 2004 were 34.1% of sales versus 28.8% for 2003 and were impacted by the items discussed above that affected the current quarter. Earnings per share for the six months ended June 30, 2004 were $0.16 compared to $0.41 in 2003.
     Bargain Wholesale sales for the second quarter were $10.3 million compared to $12.0 million for 2003. Bargain Wholesale sales represent 4.4% of second quarter total sales. Wholesale sales for the first six months of 2004 were $21.6 million versus $23.7 million for 2003.

     Eric Schiffer, President of the Company said, "We are pleased to report our Chairman and CEO Dave Gold is doing well and working from home and has been to the office briefly to attend meetings. He is expected to return to the office on a regular basis this month.
     We have begun addressing the operational issues discussed above as well as implementing further steps to help ensure that the proper management and systems infrastructure are in place to help re-establish desirable earnings growth.
     We have engaged a consulting firm to work with management to review and document selected inventory management processes and controls and identify potential weaknesses to assist with reduction of inventory shrinkage, including those associated with perishable products. This work is progressing through its initial stages and has been underway since late June.
     We have recently leased and moved into approximately 200,000 square feet of additional warehouse space, which has relieved the over-capacity of our main California distribution center. We believe the additional warehouse space should help to more effectively manage in-store out-of-stocks by the fourth quarter in our non-Texas stores. Also, we believe the planned implementation in our California distribution center of the High Jump warehouse management system, key modules of which are scheduled for use by late 2004, should help reduce store out-of-stocks and improve the timeliness of store deliveries.
     We believe the gross margin decline resulting from the increased emphasis on grocery related categories can be partially offset over time by opportunities in other product categories and improvements in our execution. We have restructured our import program for the upcoming holiday season and recently revitalized our health and beauty care category with a broader selection of products and name brands.
     We introduced a more flexible pricing strategy in Texas on June 15, 2004 (nothing of course is over 99 cents). In addition to allowing us to better promote special prices that we believe over time will drive more traffic to our stores, we also believe that it will allow us to competitively and consistently offer additional key commodity items, such as milk, in Texas. Very preliminary initial results indicate increased sales of the promoted items.
     Going forward the new Texas pricing program will allow the Company to add new products at favorable prices. In addition, we have just begun operation of a portion of our refrigeration capacity in our Texas distribution center, which will soon help to better handle the storage and distribution of frozen, deli and produce items in Texas. Presently, frozen and deli product is shipped from California directly to our Texas stores and shortly will be distributed locally from our Texas distribution center.
     We expect, in our newer markets, that word of mouth from satisfied customers will be a significant force in building store traffic, as it has been in our other markets. Several exciting merchandising initiatives have recently been implemented companywide including new sugar free and entertainment and electronics sections, as well as gift cards and expanded produce offerings. We expect over the long term that our expanded produce offerings will result in higher traffic and more transactions.
     The Company plans to open a total of 9 to 10 stores in the third quarter and currently has 12 to 15 stores scheduled for the fourth quarter. Of the stores scheduled for the third quarter, 4 will be in Dallas, 1 in Houston, 1 in Las Vegas and 3 to 4 in Southern California. Planned fourth quarter stores include 3 to 4 in Texas, bringing the end of the year Texas store count to 36 to 37 and total company store count to 230 to 233.
     The Company is reviewing its fourth quarter 2004 and its year 2005 growth rate to determine what is in the best interest of the business.
     99 Cents Only Stores maintains a solid balance sheet with a strong cash position. As of today, the Company has purchased 2,574,800 shares of its common stock at an average price of $14.72 per share under its stock buyback program announced May 14, 2004.

     We look forward to discussing our sales and operations results in more detail on our second quarter 2004 earnings conference call scheduled for today at 8:00 a.m. Pacific Time.

     To participate in the Company's earnings call, please phone the operator before the call is scheduled to begin. The call-in number will be
1.206.315.1857. A digital playback of the conference call will be available for seven days after the conference call. The call-in number for the replay will be
1.913.383.5767  and  the  PIN  is  4071.

     99 Cents Only Stores(R), the nation's oldest existing one-price retailer, operates 210 retail stores, in California, Texas, Arizona and Nevada and a wholesale division called Bargain Wholesale. The Company's 211th store is scheduled to open in Dallas, Texas on July 29th at 13444 Preston Road. 99 Cents Only Stores(R) emphasizes name-brand consumables, priced at an excellent value, in attractively merchandised stores.

     This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements are inherently unreliable and actual results may differ. Factors which could cause actual results to differ materially from these forward-looking statements include, changes in the competitive market place, general economic conditions, factors affecting the retail industry in general, the timing of new store openings, the ability of the Company to identify and obtain leases for new stores, the ability of the Company to acquire inventory at favorable costs and other factors discussed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


Note to Editors: 99 Cents Only Stores(R) news releases and information available on the World Wide Web at htpp://www.99only.com
CONTACT: 99 Cents Only Stores(R), City of Commerce, California, Andy Farina, CFO, 323/881-9933

                                                    99 CENTS ONLY STORES
                                             CONSOLIDATED STATEMENTS OF INCOME
                                                        (Unaudited)
                                      (Amounts in thousands except per share amounts)


                                                         Three Months Ended June 30           Six Months Ended June 30
                                                            2004              2003              2004              2003
                                                    -----------------  ----------------  ----------------  ----------------
Net sales:
    99 Cents Only Stores                            $226,931    95.6%  $195,052   94.2%  $445,743   95.4%  $379,764   94.1%
    Bargain Wholesale                                 10,335     4.4%    11,981    5.8%    21,573    4.6%    23,691    5.9%
                                                    ---------  ------  --------  ------  --------  ------  --------  ------
                                                     237,266   100.0%   207,033  100.0%   467,316  100.0%   403,455  100.0%
Cost of sales                                        151,399    63.8%   124,230   60.0%   289,816   62.0%   241,254   59.8%
                                                    ---------  ------  --------  ------  --------  ------  --------  ------
    Gross Profit                                      85,867    36.2%    82,803   40.0%   177,500   38.0%   162,201   40.2%
Selling, general and
      administrative expenses                         73,589    31.0%    54,251   26.2%   144,106   30.8%   105,601   26.2%
Depreciation & amortization                            7,868     3.3%     5,483    2.7%    15,321    3.3%    10,617    2.6%
                                                    ---------  ------  --------  ------  --------  ------  --------  ------
Total operating expenses                              81,457    34.3%    59,734   28.9%   159,427   34.1%   116,218   28.8%
                                                    ---------  ------  --------  ------  --------  ------  --------  ------
      Operating Income                                 4,410     1.9%    23,069   11.1%    18,073    3.9%    45,983   11.4%

Interest and other income
      (expense), net                                    (174)  (0.1%)       832    0.4%     1,421    0.2%     2,027    0.5%
                                                    ---------  ------  --------  ------  --------  ------  --------  ------
 Income  before income taxes                           4,236     1.8%    23,901   11.5%    19,494    4.1%    48,010   11.9%
 Provision for income taxes                            1,656     0.7%     9,065    4.3%     7,629    1.6%    18,565    4.6%
                                                    ---------  ------  --------  ------  --------  ------  --------  ------
 Net income                                         $  2,580     1.1%  $ 14,836    7.2%  $ 11,865    2.5%  $ 29,445    7.3%
                                                    =========  ======  ========  ======  ========  ======  ========  ======

Basic earnings per share
    Net income                                      $   0.04           $   0.21          $   0.17          $   0.42
                                                    =========          ========          ========          ========

Diluted earnings per share
    Net income                                      $   0.04           $   0.21          $   0.16          $   0.41
                                                    =========          ========          ========          ========

Shares used in computation of net income per share
    Basic                                             71,437             71,038            71,751            70,754
    Diluted                                           71,828             72,346            72,270            71,942

                                99 CENTS ONLY STORES
                                   BALANCE SHEETS
                                     (Unaudited)
                                (Amounts in thousands)


                                                 June 30,   December 31,   June 30,
                                                   2004         2003         2003
                                                ----------  -------------  ---------
ASSETS:
Cash                                            $  (2,176)  $         318  $  12,465
Short-term investments                             97,887         145,670    107,524
Receivables, net                                    2,156           2,245      2,546
Due from shareholder                                    -               -      1,470
Income tax receivable                               7,186             841      9,057
Deferred Income tax                                15,927          15,927          -
Inventories                                       126,459         107,409     94,962
Other current assets                                4,815           2,717      3,722
                                                ----------  -------------  ---------
      Total current assets                        252,254         275,127    231,746

Property and Equipment, net                       210,932         202,565    164,679

Long-term investments in marketable securities     60,112          52,789     57,158

Long Term Deferred taxes                            9,717           9,717     19,078

Other assets                                        7,859          13,040     12,336
                                                ----------  -------------  ---------
      Total assets                              $ 540,874   $     553,238  $ 484,997
                                                ==========  =============  =========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current portion of capitalized lease            $      40   $          40  $      40
Accounts payable                                   19,966          27,903     16,313
Accrued expenses                                   18,250          12,963      8,704
Workers Compensation                               20,363          16,319      8,334
                                                ----------  -------------  ---------
      Total current liabilities                    58,619          57,225     33,391

Deferred rent                                       2,580           2,460      2,340
Deferred compensation liability                     2,446           2,114      1,563
Capitalized lease obligation                        1,530           1,553      1,575
                                                ----------  -------------  ---------
                                                    6,556           6,127      5,478

Shareholders' equity                              475,699         489,886    446,128
                                                ----------  -------------  ---------

Total liabilities and shareholders' equity      $ 540,874   $     553,238  $ 484,997
                                                ==========  =============  =========

                                         99 CENTS ONLY STORES
                                       STATEMENTS OF CASH FLOWS
                                              (Unaudited)
                                         (Amounts in thousands)

                                                                                    Six Months Ended
                                                                                        June 30,
                                                                                    2004       2003
                                                                                  ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 11,865   $ 29,445
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and amortization. . . . . . . . . . . . . . . . . . . . . . . . . .    15,321     10,617
Tax benefit from exercise of non-qualified
     employee stock options. . . . . . . . . . . . . . . . . . . . . . . . . . .       195      5,801
Changes in assets and liabilities associated with operating activities:
   Accounts receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        89        207
   Inventories . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   (19,050)   (11,786)
   Other assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (951)    (1,637)
   Accounts payable. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    (7,937)      (633)
   Accrued expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5,285     (1,453)
   Worker's compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4,044        609
   Income taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    (6,345)   (12,575)
   Deferred rent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       120        130
   Due from shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . .         -       (238)

Net cash provided by operating activities. . . . . . . . . . . . . . . . . . . .     2,636     18,487

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment . . . . . . . . . . . . . . . . . . . . . .   (20,796)   (47,736)
 Net sales (purchases) of short-term and long-term investments . . . . . . . . .    40,460     19,398
 Investment in partnerships. . . . . . . . . . . . . . . . . . . . . . . . . . .     1,475         86

Net cash (used in) provided by investing activities. . . . . . . . . . . . . . .    21,139    (28,252)

CASH FLOWS FROM FINANCING ACTIVITIES:
 Payments of capital lease obligation. . . . . . . . . . . . . . . . . . . . . .       (23)       (22)
 Repurchase of Company stock . . . . . . . . . . . . . . . . . . . . . . . . . .   (27,199)         -
 Proceeds from exercise of stock options . . . . . . . . . . . . . . . . . . . .       953     14,267

Net cash (used in) provided by financing activities. . . . . . . . . . . . . . .   (26,269)    14,245

NET (DECREASE) INCREASE IN CASH. . . . . . . . . . . . . . . . . . . . . . . . .    (2,494)     4,480
CASH, beginning of period. . . . . . . . . . . . . . . . . . . . . . . . . . . .       318      7,985

CASH, end of period. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ (2,176)  $ 12,465


SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $     62   $     63

NOTE TO EDITORS:   99 CENTS ONLY STORES(R) NEWS RELEASES AND INFORMATION
AVAILABLE ON THE WORLD WIDE WEB AT HTPP://WWW.99ONLY.COM CONTACT: 99 CENTS ONLY STORES(R), CITY OF COMMERCE, CALIFORNIA, ANDY FARINA, CFO, 323/881-9933 --99 CENTS--